Exhibit 99.1

Movie Gallery, Inc. Announces Pricing of Offering of $325 Million of Senior
                                     Notes

     DOTHAN, Ala., April 26 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq: MOVI) announced today the pricing yesterday of its institutional private placement of $325.0 million of 11% senior notes due 2012. The company will also enter into a new senior secured credit facility in connection with the issuance of the notes. The offering and the entry into the new credit facility is expected to close on April 27, 2005. The company intends to use the proceeds of this offering to fund part of the cash consideration for the acquisition of Hollywood Entertainment Corporation ("Hollywood"), to finance a tender offer for Hollywood 9.625% Senior Subordinated Notes due 2011, to repay certain existing indebtedness of Hollywood and Movie Gallery, and to pay related fees and expenses.

     This financing structure for the foregoing consists of the following:

     - $75 million revolving credit facility (the "Revolver"), with a $25 million accordion feature, which will bear interest at an initial rate of LIBOR plus 2.75%
     - $95 million term loan A (the "Term Loan A"), which will bear interest at an initial rate of LIBOR plus 2.75%
     - $700 million term loan B (the "Term Loan B"), which will bear interest at an initial rate of LIBOR plus 3.00%
     -  $325 million 11% senior notes (the "Notes") due 2012.

     This release shall not constitute an offer to sell, nor a solicitation of an offer to buy any of these notes. The notes subject to the proposed private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers under Rule 144A of the Securities Act and to non-U.S. persons under Regulation S of the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     This news release contains "forward-looking statements" regarding the proposed private placement. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward- looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of companies in the specialty home video retail industry and for the notes being offered by the company in particular.

     About Movie Gallery
     Movie Gallery, Inc. is the third-largest company in the specialty video retail industry based on revenues and the second-largest in the industry based on stores. As of April 3, 2005, Movie Gallery owned and operated 2,543 stores located primarily in the rural and suburban markets throughout North America, including over 200 stores in Canada. Since the company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

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     Contact:  Financial :  Thomas Johnson
                            Movie Gallery, Inc.
                            (334) 702 - 2400

              Media:        Andrew B. Siegel
                            Joele Frank, Wilkinson Brimmer Katcher
                            (212) 355-4449 ext. 127

SOURCE  Movie Gallery, Inc.
     -0-                             04/26/2005
     /CONTACT:  Financial, Thomas Johnson of Movie Gallery, Inc.,
+1-334-702-2400; or Media, Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449, ext. 127/
     /Web site:  http://www.moviegallery.com /